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 FORM 4
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |  American Axle & Manufacturing                  |      to Issuer (Check all applicable)
Lappin         Richard         C.        |  Holdings, Inc. -- AXL(NYSE)                    |      X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
c/o Blackstone Management Associates II, |   Reporting Person,   |                         |           Other (specify below)
    L.L.C.                               |   if an Entity        |                         |     -----
345 Park Avenue, 31st Floor              |   (Voluntary)         |  August, 1999           |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X   Form Filed by One Reporting Person
 New York         NY               10154 |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         |     Reporting Person
                                         |                       |                         | --
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                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                             | 8/26/99     |   P   |       | 5,100  |  A   |  15.75   |   6,000     |   D     |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                             | 8/26/99     |   P   |       |   900  |  A   |  15.44   |   6,000     |   D     |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                             |             |       |       |        |      |          | 26,510,992  |   I     |See
                                         |             |       |       |        |      |          |             |         |Attach-
                                         |             |       |       |        |      |          |             |         |ment
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                          /s/ Richard C. Lappin             9/7/99
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)
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FORM 4 (continued)

                              ATTACHMENT TO FORM 4

Reporting Person:        Richard C. Lappin

Address:                 c/o Blackstone Management Associates II L.L.C.
                         345 Park Avenue, 31st Floor
                         New York, NY 10154


Issuer & Ticker Symbol:  American Axle & Manufacturing Holdings, Inc. (AXL)

Date of Event
Requiring Statement:     August 26, 1999

As a member of Blackstone Management Associates II L.L.C. ("BMAII") which is the sole general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership II L.P. and the sole investment general partner of Blackstone Offshore Capital Partners II L.P. (collectively the "Partnerships"), the Reporting Person has an indirect pecuniary interest in a portion of the Common Stock held by the Partnerships. As permitted by the SEC rules, the number of shares reported includes shares in excess of the Reporting Person's actual pecuniary interest in the equity securities of the Issuer. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed as admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.